Exhibit 99.1

eMagin Reports Strong Q4 and 2011 Financial Results
- Q4 Revenues Increase, Gross Margin at 65% -

BELLEVUE, Wash. - March 14, 2012 - eMagin Corporation (NYSE Amex: EMAN), the leader in OLED technology for the design and manufacture of OLED microdisplays for high resolution imaging products, today announced financial results for its fourth quarter and full year ending December 31, 2011.

“2011 was a key year in the development of eMagin as we opened additional avenues of growth by securing R&D contracts with a diversified leading manufacturer of highly engineered critical components, the University of Rochester for the Department of Energy and the United States Special Operations Command (SOCOM), while completing contracts and maintaining our ongoing relationships with U.S. Army Telemedicine and Advanced Technology Research Center (TATRC) and the Night Vision and Electronic Sensors Directorate (NVESD). We also won a contract to commercialize our new, very high resolution (1920x1200) WUXGA display and secured an important first-time customer in a new market, electronic viewfinders, which could grow substantially in the future,” stated Andrew Sculley, President and CEO. “We also continued to address our production output challenges, which were primarily due to the limited capabilities of our current OLED deposition machine and which impacted our ability to meet growing customer demand for our advanced OLED microdisplays. Our new OLED deposition machine has been installed and is now being tested and qualified at our Hopewell Junction, New York, manufacturing facility. When fully operational, the new deposition machine is expected to increase OLED deposition capacity by approximately tenfold, to increase yield, and to contribute to a substantially more efficient, automated process, with lower maintenance requirements and greater utilization. The greater production efficiencies expected to be realized from the new machine will enable us to further address our key domestic and international markets, which include a range of military, commercial, industrial, medical, and consumer applications.”

Quarterly Results

Revenues for the fourth quarter were $8.0 million, an increase of $65,000 over the comparable period in 2010. Gross margin for the fourth quarter increased 7% to 65% of revenue on gross profit of $5.2 million, compared to a gross margin of 62% of revenue on gross profit of $4.9 million in the same quarter last year. The year-over-year improvement in gross margin was achieved through increased volume of production and improved contract margin.

Operating expenses for the fourth quarter of 2011 were $3.8 million, versus operating expenses of $3.7 million for the prior year period.

Operating income increased 18% for the fourth quarter of 2011 to $1.5 million compared to $1.3 million for the same period of 2010.

Net income for the fourth quarter of 2011 was $1.2 million, or $0.04 per diluted share, compared to net income of $3.9 million, or $0.13 per diluted share, in the prior-year period. During the fourth quarter of 2010, the Company received a tax benefit from a $9.1 million valuation allowance adjustment resulting from the Company’s net operating loss (“NOL”) carryforward. Adjusted Net Income (adjusted for severance, legal settlement, change in fair value of warrant liability and income tax benefit) was $1.4 million in 2011 and $2.0 million in 2010. Adjusted EBITDA was $2.6 million in fourth quarter, the same as fourth quarter last year.

Full Year Results

For the year ended December 31, 2011, eMagin generated revenues of $29.2 million versus $30.5 million for 2010. The Company met its revised revenue guidance for 2011 of $29 million to $32 million. Display sales increased 2%, offset by decreases in contract revenue (17% down) and headset revenue (54% down). The headset (primarily the z800) reduction was due to how we prioritized production to favor our customers’ display orders and therefore could not produce 3D displays to fill our own headset product orders. Gross profit for the year ended December 31, 2011, totaled $15.5 million versus $18.4 million for 2010. Gross margin for 2011 was 53% versus 61% for 2010 due to lower average selling price and higher production labor and material costs.

Operating expenses as a percentage of revenue were 42% in 2011 as compared to 41% in 2010.

Operating income for 2011 totaled $3.3 million as compared to $6.0 million for 2010.

Net income for 2011 was $5.0 million, or $0.07 per diluted share, versus net loss of $1.1 million, or a loss of $0.06 per diluted share, for 2010. In 2010, the Company had non-cash charges of $16 million for change in fair value of warrants and an income tax benefit from a $9.1 million valuation allowance adjustment resulting from the Company’s net operating loss (“NOL”) carryforward. Adjusted Net Income (adjusted for severance, legal settlement, change in fair value of warrant liability and income tax benefit) was $3.1 million in 2011 and $7.7 million in 2010. Adjusted EBITDA for 2011 was $6.3 million vs. $9.7 million in 2010.

During 2011, eMagin continued to fund its activities and the expansion of its business in military, industrial and consumer markets exclusively through cash generated by operations and increased its cash balances despite making a substantial investment in new equipment. At December 31, 2011, the Company had approximately $14.3 million of cash, cash equivalents, and investments in certificates of deposit, as compared to $12.4 million at December 31, 2010. The Company purchased $2.9 million of equipment and repurchased 25,000 shares of its common stock in the open market at a cost of approximately $ 95,000 under its share repurchase program during 2011.

Recent Corporate Highlights

•
eMagin and the University of Rochester received funding from the U.S. Department of Energy for a three year research program to develop OLED lighting technology for a new generation of efficient lighting systems.

•
eMagin’s new OLED deposition machine was installed and is currently undergoing testing and  qualification processes at the Company’s facility in Hopewell Junction, New York, and is expected to be ready to begin handling production in second quarter 2012.

•	eMagin was awarded a contract by U.S. Army NVESD to work on Silicon on Insulator (SOI) substrate.

•
eMagin was ranked the 311th fastest growing technology company in North America on Deloitte’s 2011 Technology Fast 500™ list. This was the 5th consecutive year eMagin was included on the Fast 500™ list.

•	The Company’s new Seal machine will augment the existing seal process that will improve yield and capacity. It is expected to come online in the second quarter of 2012.

•	The Company completed an R&D contract to commercialize the WUVGA display.

•
eMagin signed a $1.1 million Small Business Innovation Research (SBIR) contract with United States Special Operations Command (USSOCOM) to optimize our WUXGA OLED microdisplay for mass production.  Completion expected in the third quarter of 2012.

•	The Company developed a high-brightness green for the high resolution WUXGA (1920x1200).

•
eMagin expects to continue research for U.S. Army Telemedicine and Advanced Technology Research Center (TATRC) by developing an HMD (head-mounted display) for medical simulation with the next contract expected in the third quarter.

•	The French FELIN soldier program is continuing as planned and expected volume orders to continue for three to four more years.

•	We expect volume orders of our new digital VGA in the second quarter of 2012.

•	We are developing a commercial display product for the electronic viewfinder market and we began supplying a display for a high end electronic viewfinder.

•	We expect funding from the U.S. military for developing high brightness color displays that will eliminate the use of color filters and substantially increase the efficiency of displays.

Outlook

Based on current market conditions, 2012 expectations, and scheduled shipments and deliveries under existing contracts, the Company expects 2012 revenue to fall within the range of $30 million to $34 million.

Full Year & Quarterly Report and Conference Call

Full results will be published in the Company's 10-K report for the full year and fourth quarter ending December 31, 2011, to be filed tomorrow with the SEC. Final results will also be available via the Company’s website, www.emagin.com. A conference call and live webcast will begin at 5:00 p.m. ET today. An archive of the webcast will be available one hour after the live call through April 14, 2012. To access the live Webcast or archive, please visit the Company's website at ir.emagin.com or www.earnings.com.

About eMagin Corporation

A leader in OLED microdisplay technology and personal display systems, eMagin manufactures high-resolution OLED microdisplays and conducts OLED related research and development for government agencies and non-government companies. eMagin can also integrate the displays with magnifying optics to deliver virtual images comparable or superior to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs.  More information about eMagin is available at www.emagin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (EBITDA). The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below:

eMAGIN CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
	(In thousands, except
	share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$7,571	$7,796
Investments	5,745	3,100
Accounts receivable, net	5,576	5,150
Inventory	2,760	1,905
Prepaid expenses and other current assets	1,008	777
Total current assets	22,660	18,728
Long-term investments	1,000	1,500
Equipment, furniture and leasehold improvements, net	5,980	3,287
Intangible assets, net	35	39
Other assets	92	92
Deferred tax asset	8,165	9,056
Total assets	$37,932	$32,702

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$961	$1,100
Accrued compensation	1,283	1,975
Other accrued expenses	963	1,781
Advance payments	177	101
Deferred revenue	138	26
Warrant liability	—	7,694
Other current liabilities	299	170
Total current liabilities	3,821	12,847
Warrant liability	—	5,158
Total liabilities	3,821	18,005

Commitments and contingencies (Note 11)

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659,000) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of December 31, 2011and 5,679 issued and outstanding as of December 31, 2010	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 23,513,978 shares as of December 31, 2011 and 21,210,445 shares as of December 31, 2010	24	21
Additional paid in capital	220,838	206,298
Accumulated deficit	(186,656)	(191,622)
Treasury stock, 25,000 shares as of December 31, 2011	(95)	—
Total shareholders’ equity	34,111	14,697
Total liabilities and shareholders’ equity	$37,932	$32,702

eMagin Corporation
Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three Months Ended December 31 (unaudited)		For the Year Ended December 31
	2011	2010	2011	2010

Revenue:
Product	$6,943	$5,769	$23,507	$23,596
Contract	1,085	2,194	5,674	6,862
Total Revenue, net	8,028	7,963	29,181	30,458
Cost of goods sold:
Product	2,527	1,783	11,080	8,373
Contract	259	1,265	2,627	3,645
Cost of goods sold	2,785	3,048	13,707	12,018
Gross Profit	5,243	4,915	15,474	18,440
Operating expenses:
Research and development	991	483	3,063	2,370
Selling, general and administrative	2,775	3,181	9,136	10,055
Total operating expenses	3,766	3,664	12,199	12,425
Income from operations	1,477	1,251	3,275	6,015
Other income(expense):
Interest expense	(18)	(36)	(103)	(115)
Other income	9	6	41	16
Change in fair value of warrant liability	-	(6,367)	2,548	(15,987)
Total other income (expense), net	(9)	(6,397)	2,486	(16,086)
Income (loss) before provision for income taxes	1,467	(5,146)	5,761	(10,071)
Income tax expense (benefit)	252	(9,007)	795	(8,931)
Net Income (loss)	$1,215	$3,860	$4,966	$(1,140)

Income (loss) per common shares, basic	$0.04	$0.14	$0.17	$(0.06)
Income (loss) per common shares, diluted	$0.04	$0.13	$0.07	$(0.06)

Weighted average number of shares outstanding:
Basic	23,331,975	20,583,516	22,448,138	19,239,933
Diluted	23,371,771	22,594,197	25,574,522	19,239,933

Non-GAAP Information

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net income (loss)	$1,215	$3,860	$4,966	$(1,140)
Severance	(94)	175	(84)	1,144
Settlement	-	650	-	650
Change in fair value of warrant liability	-	6,367	(2,548)	15,987
Provision for (benefit from) income taxes	252	(9,006)	795	(8,931)
Adjusted net income	1,373	2,046	3,129	7,710
Non-cash compensation	1,130	445	2,907	1,793
Depreciation and amortization expense	52	33	170	86
Interest expense	18	36	103	115
Adjusted EBITDA	$2,573	$2,560	$6,309	$9,704

Investor Contact:

Paul Campbell, 425-284-5220, pcampbell@emagin.com